The exercise of the Stock Acquisition Rights is exempted from registration in the United States pursuant to Rule 801 (“Rule 801”) of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the Stock Acquisition Rights other than through transfers in accordance with Regulation S (“Regulation S”) under the Act. If your Stock Acquisition Rights are held or beneficially owned by those who reside or are located outside Japan, you must read the following paragraph and fill in the check box.

☐	I hereby represent that my Stock Acquisition Rights have been obtained through the initial allotment of the Stock Acquisition Rights to the shareholders (the “Allotment”) or a transfer made in accordance with Regulation S.

Also, please note that:

(1) Any holder of the Stock Acquisition Rights (the “Holder”) exercising any Stock Acquisition Rights who resides or is located in Japan is deemed, by making such exercise, to have represented that such person understands the exercise of the Stock Acquisition Rights is exempted from registration in the United States pursuant to Rule 801, which requires prohibition of U.S. residents from transferring the Stock Acquisition Rights other than through transfers in accordance with Regulation S. Any Holder exercising any Stock Acquisition Rights who resides or is located in Japan is also deemed, by making such exercise, to have represented and agreed that such person acquired such Stock Acquisition Rights either through the Allotment or a transfer made in accordance with Regulation S.

(2) Any Holder who exercises any Stock Acquisition Rights or otherwise deals in any Stock Acquisition Rights or any underlying shares of common stock of IR Japan, Inc. (the “Issuer”) issued upon exercise is deemed, by making such exercise, to have represented and warrantied to the Issuer, to the Book-Entry Transfer Institution or an account management institution with which such Holder may open his/her account for transfer and/or exercise of the Stock Acquisition Rights and to any person acting on the Issuer’s behalf that (i) such Holder or the relevant beneficial owner was offered, obtained and exercised the rights and was offered and subscribed for the underlying shares lawfully in the jurisdiction in which such Holder or the relevant beneficial owner resides or is currently located, and (ii) such Holder is not acquiring, underlying shares with a view to the offer, sale, transfer, delivery or distribution, directly or indirectly, of such underlying shares into any jurisdiction where such activity would require registration or violate local laws or regulations.

＜お客様情報/Customer Information＞

◇太枠内の項目をご記入ください。
Please fill each item and stamp.

依頼日 Request Date	2013	年 Year	月 Month	日 Date

おところ Address	〒 ー Postal Code	電話番号 Tel. No. ( )—( )—( )	
	(フリガナ)		お届出印 Registered Stamp
おなまえ Name	(フリガナ)		

私が所有する下記の振替新株予約権につき、貴社に対し、その新株予約権の行使・抹消請求の取次を依頼いたします。
I hereby request the exercise/cancel of the Stock Acquisition Rights I hold as described below.

＜行使・抹消請求を行う新株予約権の明細/Details of the Stock Acquisition Rights to Be Exercised/Cancelled＞

銘柄コード/Security Code	銘柄名/Security Name
6051-9	株式会社アイ・アール ジャパン第1回新株予約権 IR Japan, Inc. Stock Acquisition Rights No. 1
行使請求を行う新株予約権の数量 Number of the Stock Acquisition Rights to Be Exercised	行使請求に係る払込金額 Amount to Be Paid upon Exercise
個	円 Yen

※ 発行会社が公表している行使期間と弊社の受付期間が異なる場合があります。行使請求受付最終日につきましては弊社にお問い合わせください。
* The exercise period announced by the Issuer may be different from our acceptance period. Please check with us the final date for our acceptance period.

社用欄／Company Use Only

営業店記入				
申込日	部店コード	口座番号	扱者	処理日（取次請求依頼日）
2013 年 月 日				2013 年 月 日

加入者口座コード